*** Privatbank Termination of Consent Solicitation ***

The consent solicitation referred to in this announcement of termination has been made solely on the terms and subject to the conditions set forth in the consent solicitation memorandum dated 29-July-15 (the "Memorandum"). Capitalised terms used in this announcement have the meanings ascribed to them in the Memorandum unless otherwise indicated.

The consent solicitation referred to in this announcement of termination has been made for the securities of a non-US company. The offer is subject to disclosure requirements of a non-US country that are different from those of the United States. Financial statements included in the Memorandum have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since PrivatBank (as defined below) and the Issuer (as defined below) are located outside of the United States, and some or all of their respective officers and directors may be residents of a country besides the United States. You may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

You should be aware that PrivatBank and any of its subsidiaries may purchase securities otherwise than in connection with the consent solicitation, such as in open market or privately negotiated purchases.

PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” (“PRIVATBANK” OR THE “BORROWER”) AND UK SPV CREDIT FINANCE PLC (THE “ISSUER”) (ACTING ON BEHALF OF AND SOLELY PURSUANT TO INSTRUCTIONS FROM PRIVATBANK) ANNOUNCES THE TERMINATION OF A CONSENT SOLICITATION TO THE HOLDERS OF THE OUTSTANDING U.S.$200,000,000 9.375 PER CENT. LOAN PARTICIPATION NOTES DUE 2015 ISSUED BY, BUT WITHOUT RECOURSE TO, THE ISSUER FOR THE SOLE PURPOSE OF FUNDING A LOAN TO PRIVATBANK (THE “NOTES”)

PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) announces today that they have withdrawn a consent solicitation to Noteholders, which was formally announced and launched on 29 July 2015 (the “Consent Solicitation”) to approve by way of extraordinary resolution certain modifications of the terms and conditions of the Notes detailed in the notice of adjourned meeting dated 13 August 2015, previously provided to the Noteholders in accordance with the trust deed dated 24 September 2010 entered into by the Issuer and Deutsche Trustee Company Limited as trustee for the Noteholders (the “Trust Deed”) and as set out in the Consent Solicitation Memorandum dated 29 July 2015 (the “Consent Solicitation Memorandum”). The Consent Solicitation was launched on the terms set forth in the Consent Solicitation Memorandum. Capitalised terms used herein but not defined in this announcement have the same meaning given to them in the Consent Solicitation Memorandum.

PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) have resolved not to proceed with the Consent Solicitation. Consequently, any electronic voting instructions previously given by Noteholders in respect of the proposal made in the Consent Solicitation Memorandum will be disregarded and have no effect, and any Notes previously blocked in the clearing systems in respect of such instructions will be released and returned to Noteholders.

It is not intended that the extraordinary resolution set out in the Consent Solicitation Memorandum and the notice of adjourned meeting dated 13 August 2015 will be presented to the Noteholders’ meeting scheduled to take place on 27 August 2015 and accordingly the Noteholders’ meeting scheduled to take place on 27 August 2015 will still be held but will be adjourned sine die. Thus the Trust Deed constituting the Notes and the loan agreement between the Issuer and PrivatBank dated 17 September 2010 will remain in their present form, unamended, and the maturity date of the Notes will remain unchanged.

This announcement confirms formal withdrawal of the Consent Solicitation. PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) reserve the right to initiate a new consent solicitation on such terms as they may determine in their sole discretion at a later date, but they are under no obligation to do so.

Solicitation Agent:

Any questions regarding the announcement of termination or the terms of the Proposal or the Solicitation may be directed to the Solicitation Agent at the addresses and telephone numbers specified below:

COMMERZBANK AKTIENGESELLSCHAFT
Tel: +49 69 136 59920

E-mail: liability.management@commerzbank.com

Tabulation Agent:

Noteholders may obtain copies of the Memorandum and the Notice of Meeting from the Tabulation Agent:

LUCID ISSUER SERVICES LIMITED
Tel: +44 (0) 20 7704 0880

Email: privatbank@lucid-is.com

THE DISTRIBUTION OF THIS ANNOUNCEMENT IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS INTO WHOSE POSSESSION THIS ANNOUNCEMENT COMES ARE REQUIRED TO INFORM THEMSELVES ABOUT, AND TO OBSERVE, ANY SUCH RESTRICTIONS.